Exhibit 99.1

                            Explanation of Responses
                            ------------------------

1)   Not Applicable.

2) Exercisable and expiration dates assume the director's separation from service from Franklin Resources, Inc. and its subsidiaries occurs in the January following the director's 75th birthday. See footnotes below.

3) Represents a hypothetical investment account calculation of deferred Franklin Resources, Inc.'s director's fees, under the 2006 Directors Deferred Compensation Plan, based upon the performance of Franklin Resources, Inc.'s stock (including reinvested dividends) payable in cash in substantially equal quarterly installments over ten years beginning on the earlier of the January 20, April 20, July 20 or October 20 immediately following the director's separation from service from Franklin Resources, Inc. and its subsidiaries and continuing on each January 20, April 20, July 20 or October 20 thereafter, except that if any such date is a Saturday, Sunday or holiday, then the quarterly installment shall be paid on the next business day. The reporting person may transfer the hypothetical investment account amount into an alternative investment account not based on the performance of Franklin Resources, Inc. stock effective as of the first day of any calendar quarter.


4) Represents a hypothetical investment account calculation of deferred Fiduciary Trust Company International's director's fees, under the 2006 Directors Deferred Compensation Plan, based upon the performance of Franklin Resources Inc.'s stock (including reinvested dividends) payable in cash in substantially equal quarterly installments over ten years beginning on the earlier of the January 20, April 20, July 20 or October 20 immediately following the director's separation from service from Franklin Resources, Inc. and its subsidiaries and continuing on each January 20, April 20, July 20 or October 20 thereafter, except that if any such date is a Saturday, Sunday or holiday, then the quarterly installment shall be paid on the next business day. The reporting person may transfer the hypothetical investment account amount into an alternative investment account not based on the performance of Franklin Resources, Inc. stock effective as of the first day of any calendar quarter.